Life On Earth, Inc. Closes Purchase of The Chill Group, Inc.

of Los Angeles, CA.

Company Adds The Just Chill Brand To Its Portfolio of Beverage Brands.

NEW YORK, NY- August 6, 2018- Life On Earth, Inc. (OTCQB: LFER) (“LFER” or the “Life on Earth”) announced today that it has closed the acquisition of the Chill Group, Inc. (the “Chill Group”) and their flagship brand “Just Chill®”. LFER expects to add high profile retailers as new points of sales to its already existing portfolio of branded products and distribution. The Chill Group, based in Los Angeles, CA, is an all-natural and functional beverage company with established distribution in major retailers such as Kroger’s®, HEBs®, Whole Foods®, and other nationally recognized retailers.

“Once again we have demonstrated the speed at which we’re able to identify, target and acquire hot emerging brands and fold them into our growing portfolio of healthy functional beverages,” said Mr. Fernando Leonzo, Life On Earth’s CEO. “We are continuing to interview other emerging beverage brands like Just Chill® who can benefit from our accelerator infrastructure. Just Chill® will be able to leverage our expert marketing, powerful national distribution network, nutritional science development team and national sales team.”

“Our goal is to take advantage of the economies of scale and continue to increase sales and distribution of the Just Chill® brand as well integrate the supply chain under our own centralized infrastructure. We will soon have a permanent presence in Southern California since two of our brands were initially founded there. We will also leverage our distribution network on the East Coast to bolster the sales and distribution of Just Chill® here. We are also proud to bring onboard Max Baumann, the Chill Group Founder and his stakeholders, in Just Chill®, including LA Libations® as shareholders of LFER,” he continued.

Max Baumann, stated; “The Just Chill® transaction represents only the beginning of a relationship with LFER that we believe will be something very significant in the alternative and functional category of the beverage industry. My group of stakeholders in Just Chill® are now shareholders of LFER and we will do everything we can to help the company grow to its full potential. We’re excited about working with Fernando Leonzo, John Romagosa, and the rest of the team over at LFER. There are a lot of synergies that we bring to the table and we think that this is only the beginning. Stay tuned and see what happens,” he continued.

David Meniane, Executive Vice President for L.A. Libations, a minority shareholder in Just Chill, connected both sides and helped facilitate the transaction. L.A. Libations is the leading next-generation beverage incubator. Meniane said: “Max and his team built a solid company with a robust foundation. As emerging beverage category captain for the nation’s top retailers, we see a lot of growth potential in low calorie functional beverages. We are excited to see the next evolution of the brand under the Life on Earth umbrella. Fernando, John and their team bring in the infrastructure and the financing needed to take the brand to the next level.”

Please click directly to the Just Chill® website: http://drinkjustchill.com

Video link: https://www.youtube.com/watch?v=Bi3mY_LXpNk

About Life On Earth, Inc.

Life on Earth, Inc. (“LFER”), a "Make It Better" consumer based Brand Accelerator Company is a dynamic and innovative all-natural consumables products company focused but not limited to the beverage and snack industry. At LFER, we have established a unique business model focused on building brands within the alternative beverage and snack space. Our brand model is complimented by our strong distribution subsidiaries in New York and California. The growth of “game changing” marketing applications, human capital resources and follow-on investments will help us deliver a fully integrated platform for the emerging and functional brand category that are good for our consumers as well as the environment.

Visit: www.lifeonearthinc.com

ABOUT JUST CHILL®

JUST CHILL® is a natural "chill" drink born on the beaches of Southern California. Available in three flavors—Tropical, Rio Berry, Zero Ginger and Jamaican Citrus—it uses the clinically supported ingredient Suntheanine® (made of the green-tea compound l-theanine) to reduce stress and enhance mood without causing drowsiness. The company's mission is to make the world less uptight and more laid-back, helping people keep their cool in the moments that matter most. JUST CHILL® is currently distributed in Whole Foods (Southern Pacific region), Fresh and Easy, Select Vons and Pavilions, Select King Soopers, The Fresh Market, Amazon.com, and others (see the website's Store Locator). One percent of sales are donated to the 1% For The Planet® Foundation to help protect our planet's natural resources.

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements including those relating to the Company’s financing being adequate for the Company to close this acquisition, being able to place its products in the retail stores, to launch its growth and expansion plans among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.

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